UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2019

GLOBAL FIBER TECHNOLOGIES, INC
(Exact name of registrant as specified in its charter)

Nevada	000-52047	11-3746201
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

142 Belmont Drive, Unit #1, Somerset NJ 08873

(Address of principal executive offices)

Phone: 973-390-0072

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Global Fiber Technologies, Inc. is referred to herein as Global, “Company”, “we”, “us”, or “our.”

Item 1.01 Entry into a Material Definitive Agreement

(a) On September 10th2019 Global Fiber Technologies, Inc and Regent Apparel, Inc., entered into a Collaboration Agreement to utilize technology and trade secrets established by ECOTEK360 a division of Global to develop of a “sustainable” series of products for their potential sale into the corporate uniform market which Regent serves.

(b) Regent Apparel will be responsible for supplying Global Fiber Technologies with 10,000 pounds of “raw material” which will be either 100% polyester or cotton/ polyester blended uniforms that will be collected and delivered to Global’s facility where Global will be responsible for the “opening” and rejuvenation of the fibers contained in the uniforms provided while lending its expertise to the subsequent transition back into re-purposed uniforms and other sustainable products.

(c) Regent and Global have made representations in the agreement whereby Regent will begin the process of collecting uniforms from its clients immediately and Global has the necessary equipment in place to carry out the exercise to its completion.

(d) Both Regent and Global will create a Leadership Committee that will be responsible for the oversight and administration of the program. In addition, during the time that the program is being developed Global and Regent will share its findings with one another to further the venue towards the potential commercial relationship both parties seek.

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SIGNATURES

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 23, 2019

GLOBAL FIBER TECHNOLOGIES, INC

By:	/s/ Chris H Giordano
Chris H Giordano
President

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